     Exhibit 12.  Statements re Computation of Ratios

                                                          Year end
                                                 ------------------------------
                                                 1994   1993   1992   1991   1990
                                                 ----   ----   ----   ----   ----
Pretax earnings from operations                  66.5   49.2   25.7   (3.5)  21.5
Plus:  Interest expense                          68.9   68.0   76.2   80.8   74.7
       Preferred stock dividends                  4.8    -      -       -     -
       Amortization of debt expense
         and discounts                            1.1    1.6    1.5     .9    1.1
       A portion of rental expense (1/3)         28.1   39.7   41.3   38.4   29.8
                                                -----  -----  -----  -----   -----

     Subtotal (A)                               169.4  158.5  144.7  116.6  127.1
                                                -----  -----  -----  -----  -----

Divided by:


Fixed charges:
  Interest expense                               68.9   68.0   76.2   80.8   74.7
  Preferred stock dividends                       4.8    -      -      -      -
  A portion of rental expense (1/3)              28.1   39.7   41.3   38.4   29.8
  Interest capitalized during the period           .6     .2     .2     .7     .4
  Amortization of debt expense
    and discounts                                 1.1    1.6    1.5     .9    1.1
                                                -----  -----  -----  -----  -----
     Subtotal (B)                               103.5  109.5  119.2  120.8  106.0
                                                -----  -----  -----  -----  -----
     Ratio of earnings to fixed
       charges (A)/(B)                           1.64   1.45   1.21   -(1)   1.20
                                                =====  =====  =====  =====  =====

  The Company believes that one-third of the Company's annual rental expense is a reasonable approximation of the interest factor of such rentals.

  (1) For the year ended March 31, 1991, pretax earnings were not sufficient to cover fixed charges by an amount of $4.2 million.
